Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

Houston, Texas, March 5, 2009—Dune Energy, Inc. (NYSE:ALTERNEXT US:DNE) today announced results for the fourth quarter and calendar year 2008.

Revenue and Production

Revenue for the fourth quarter totaled $22.1 million and $146.6 million for the full year 2008. This compares with $35.4 million and $71.2 million for the fourth quarter and full year 2007, respectively. Production volumes in the fourth quarter were 216 Mbbls of oil and 1.45 Bcf of natural gas, or 2.7 Bcfe and 11.4 Bcfe for the full year 2008. This compares with 278 Mbbls of oil and 1.6 Bcf of natural gas, or 3.3 Bcfe for the fourth quarter of 2007, and 7.1 Bcfe for the full year 2007. In 2008, the average sales price per barrel of oil was $99.87, and $9.62 per mcf for natural gas, as compared with $79.02 per barrel and $7.05 per mcf, respectively for 2007. The primary reasons behind the increase in revenue were higher production and higher average sales prices in 2008 versus 2007. However, prices in the fourth quarter dropped to $55.87 per barrel and $6.96 per mcf as compared with $123.81 per barrel of oil and $10.29 per mcf of gas in the third quarter.

Costs and Expenses

Direct lease operating expenses, for the fourth quarter totaled $6.6 million and $24.8 million for calendar 2008. This compares with $6.0 million and $15.2 million for the fourth quarter and the full year 2007, respectively. On an Mcfe produced basis this was $2.18 for 2008 and $2.13 for 2007. In addition to direct operating expenses, total field operating expenses include workovers, Ad valorem taxes, production taxes and transportation. For 2008 these were $5.5 million or $0.48 per Mcfe, $1.3 million or $0.11 per Mcfe, $10.7 million or $0.94 per Mcfe and $1.3 million or $0.11 per Mcfe respectively. Total field operating expense was $43.5 million for 2008 as compared to $28.6 for 2007 or $3.82 and $4.00 per Mcfe produced respectively.

DD&A expense was $16.2 million for the fourth quarter and $56.7 million for 2008. Cash G&A expense totaled $2.1 million for the fourth quarter and $13.2 million for 2008. Cash G& A for 2007 was $14.1 million. The $0.9 million decrease reflects fewer employees in 2008 and lower bonus levels compared to 2007. Stock based compensation was $5.3 million for the full year 2008 and $8.1 million in 2007. Interest and financing expense was $8.6 million for the fourth quarter and $35.0 million for 2008 primarily associated with payment of interest on $300 million of Senior Secured notes. We recorded a $125.7 million pre-tax non-cash impairment charge associated with oil and gas properties in the fourth quarter of 2008. This non-cash charge was related to dramatically lower commodity prices at year-end 2008. The Company’s bank covenants were not impacted by this charge.

Earnings

Net loss totaled $127.0 million for the fourth quarter of 2008, and $241.7 million for the full year 2008 including the $125.7 million impairment charge. This compares with a $43.6 million loss in 2007. Preferred stock dividends were $100.6 million which included a $68.4 million charge in the second quarter of 2008 reflecting the change in the conversion price of the Preferred stock from $3.00 a share to $1.75 a share. The Company recorded a gain of $4.1 million on derivatives associated with its hedge position. This gain consisted of a $13.4 million unrealized gain offset by a $9.3 cash loss on settlements of hedges. Net loss per share both basic and fully diluted for the year was $2.72, based on 88.8 million weighted average shares outstanding.

2008 Capital, Year End Reserves and 2009 Budget

Total Capital expended in 2008 was $52.8 million. Of this total $8.8 million was for facilities and leasehold improvements to enhance the producing capabilities of our fields. $10.1 million was for capital workovers in various fields and $33.8 million for drilling and completion costs.

Year end 2008 reserves, as prepared by DeGoyler and MacNaughton, were 8.2 million barrels of oil and 83.8 billion cubic feet of gas or 133 Bcfe. This compares to 175.3 Bcfe at year-end 2007. During 2008 we sold 32.1 Bcfe of Barnett Shale reserves, produced 12.8 Bcfe including 1.4 Bcfe from the Barnett, added 13.5 Bcfe through extensions and discoveries and recorded an 11.0 Bcfe negative revision.

For 2009 the board initially approved a $50 million capital budget with the proviso that the capital spending remain within available liquidity. As a result of the low commodity prices of the first quarter of 2009, we currently plan to limit the capital to between $35 and $40 million with our focus on projects with high near term risk adjusted cash flow.

James A. Watt, President and Chief Executive Officer stated, “Even under current commodity prices, we have the liquidity to invest in our field operations. We have and continue to reduce controllable costs both on an absolute and Mcfe basis. Our property base has significant upside that can be developed prior to the maturity of our various debt instruments. We will focus 2009 on the projects with the highest near term cash flow and look to 2010 and beyond for a higher percentage of exploratory projects.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300

Dune Energy, Inc.

Consolidated Balance Sheets

	December 31,
	2008	2007
ASSETS
Current assets:
Cash	$15,491,532	$16,771,726
Accounts receivable, net of reserve for doubtful accounts of $396,629 and $396,629	14,477,918	31,474,433
Assets held for sale	—	76,492,464
Prepayments and other current assets	6,910,422	6,764,741
Derivative assets	4,015,219	837,664

Total current assets	40,895,091	132,341,028

Oil and gas properties, using successful efforts accounting—proved	578,074,569	518,036,814
Less accumulated depreciation, depletion, amortization and impairment	(222,876,172)	(41,529,191)

Net oil and gas properties	355,198,397	476,507,623

Property and equipment, net of accumulated depreciation of $1,406,927 and $416,324	2,086,313	2,632,400
Deferred financing costs, net of accumulated amortization of $970,068 and $371,353	1,621,657	2,220,372
Deposit—related party	—	500,000
Other assets	2,250,868	2,229,723

TOTAL ASSETS	$402,052,326	$616,431,146

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$21,662,965	$56,648,904
Accrued liabilities	20,038,900	30,948,966
Current debt	2,013,699	2,053,691
Preferred stock dividend payable	2,446,985	1,899,330
Derivative liabilities	—	4,131,078

Total current liabilities	46,162,549	95,681,969
Long-term debt, net of discount of $10,393,213 and $12,755,924	289,606,787	287,244,076
Deferred taxes	—	29,929,436
Other long-term liabilities	15,732,483	16,762,462

Total liabilities	351,501,819	429,617,943

Commitments and contingencies	—	—
Redeemable convertible preferred stock, net of discount of $9,179,927 and $10,943,172, liquidation preference of $1,000 per share, 750,000 shares designated, 236,805 and 227,918 shares issued and outstanding	227,625,073	216,974,828
STOCKHOLDERS’ DEFICIT
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 300,000,000 shares authorized, 96,129,047 and 79,258,174 shares issued and outstanding	96,129	79,258
Treasury stock, at cost (34,009 and 0 shares)	8,332	—
Additional paid-in capital	50,139,148	56,079,580
Accumulated other comprehensive loss	(3,709,177)	(3,831,228)
Accumulated deficit	(223,608,998)	(82,489,235)

Total stockholders’ deficit	(177,074,566)	(30,161,625)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$402,052,326	$616,431,146

Dune Energy, Inc.

Consolidated Statements of Operations

	For the Year Ended December 31,
	2008	2007	2006
			(As adjusted)
Revenues	$146,599,698	$71,199,940	$3,360,066

Operating expenses:
Lease operating expense and production taxes	43,501,273	28,603,072	768,054
Exploration expense	114,950	383,391	2,024,431
Accretion of asset retirement obligation	911,012	887,344	24,848
Depletion, depreciation and amortization	56,692,441	29,871,772	3,430,909
General and administrative expense	18,470,758	22,140,782	4,823,582
Bad debt expense	—	396,629	—
Loss on impairment of investment	—	3,192,250	—
Impairment of oil and gas properties	125,694,000	—	6,911,697

Total operating expense	245,384,434	85,475,240	17,983,521

Operating loss	(98,784,736)	(14,275,300)	(14,623,455)

Other income (expense):
Interest income	501,591	1,672,459	217,405
Interest expense	(35,022,056)	(31,070,721)	(6,730,450)
Other expense	—	—	(494,458)
Gain (loss) on derivative liabilities	4,071,507	(1,896,644)	(33,733)

Total other income (expense)	(30,448,958)	(31,294,906)	(7,041,236)

Loss from continuing operations before income taxes	(129,233,694)	(45,570,206)	(21,664,691)
Income tax benefit	20,505,873	15,949,572	—

Loss from continuing operations	(108,727,821)	(29,620,634)	(21,664,691)

Discontinued operations:
Income (loss) from operations of Barnett Shale Properties (including impairment of $43,895,525 in 2008 and $24,499,632 in 2006)	(41,815,505)	1,876,966	(23,890,677)
Income tax benefit (expense)	9,423,563	(656,938)	—

Income (loss) on discontinued operations	(32,391,942)	1,220,028	(23,890,677)

Net loss	(141,119,763)	(28,400,606)	(45,555,368)
Preferred stock dividend	(100,597,155)	(15,196,346)	—

Net loss available to common shareholders	$(241,716,918)	$(43,596,952)	$(45,555,368)

Net loss per share:
Basic and diluted from continuing operations	$(2.36)	$(0.62)	$(0.37)
Basic and diluted from discontinued operations	(0.36)	0.02	(0.41)

Total basic and diluted	$(2.72)	$(0.60)	$(0.78)

Weighted average shares outstanding:
Basic and diluted	88,818,086	72,083,522	58,583,932

Dune Energy, Inc.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2008	2007	2006
			(As adjusted)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(141,119,763)	$(28,400,606)	$(45,555,368)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (income) from discontinued operations	32,391,942	(1,220,028)	23,890,677
Depletion, depreciation and amortization	56,692,441	29,871,772	3,430,909
Amortization of deferred financing costs and debt discount	2,961,426	7,030,353	2,148,282
Stock-based compensation	5,282,671	8,071,142	1,324,714
Realized gain on sale of investment	(146,210)
Loss on impairment of investment	—	3,192,250	—
Impairment of oil and gas properties	125,694,000	—	6,911,697
Exploration expense	114,950	383,390	2,024,431
Bad debt expense	—	396,629	—
Accretion of asset retirement obligation	911,012	887,344	24,848
Loss (gain) on derivative liabilities	(13,358,724)	2,948,403	33,733
Deferred tax benefit	(20,505,873)	(15,949,572)	—
Changes in:
Accounts receivable	16,082,845	(10,339,830)	(2,253,961)
Prepayments and other assets	(2,448,783)	(2,297,871)	(27,515)
Payments made to settle asset retirement obligations	(1,208,920)	—	—
Accounts payable and accrue liabilities	(45,146,857)	51,364,642	3,431,762

NET CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	16,196,157	45,938,018	(4,615,791)
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	7,304,552	8,269,090	2,977,414

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	23,500,709	54,207,108	(1,638,377)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Goldking, net of $1,155,720 cash received	—	(309,344,280)	—
Investment in proved and unproved properties	(52,750,005)	(105,357,440)	(4,526,017)
Deposits	500,000
Proceeds from sale of investment	424,098
Purchase of furniture and fixtures	(546,886)	(1,114,340)	(23,640)
Increase in other assets	(21,145)	(72,034)	(500,000)
Increase in deposit—related party	—	—	(500,000)

NET CASH USED IN INVESTING ACTIVITIES—CONTINUING OPERATIONS	(52,393,938)	(415,888,094)	(5,549,657)
NET CASH USED IN INVESTING ACTIVITIES—DISCONTINUED OPERATIONS	27,653,027	(47,246,404)	(32,802,273)

NET CASH USED IN INVESTING ACTIVITIES	(24,740,911)	(463,134,498)	(38,351,930)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible preferred stock	—	203,677,812	—
Proceeds from long-term debt	28,100,000	356,909,062	37,101,223
Proceeds from short-term debt	2,589,057	3,038,007	—
Proceeds from sale of common stock, net	—	—	22,103,232
Proceeds from exercise of options	—	—	100,000
Payment on long-term debt issuance costs	—	(6,286,413)	(993,563)
Payment on preferred stock issuance costs	—	(1,053,156)
Payments on long-term debt	(28,100,000)	(104,771,263)	(18,500,000)
Payments on long-term debt—related parties	—	(27,423,932)	—
Payments on short-term debt	(2,629,049)	(1,965,706)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	(39,992)	422,124,411	39,810,892

NET CHANGE IN CASH BALANCE	(1,280,194)	13,197,021	(179,415)
Cash balance at beginning of period	16,771,726	3,574,705	3,754,120

Cash balance at end of period	$15,491,532	$16,771,726	$3,574,705

SUPPLEMENTAL DISCLOSURES
Interest paid	$32,060,629	$21,340,567	$2,150,597
Income taxes paid	—	—	—
NON-CASH DISCLOSURES
Common stock issued for conversion of debt	$—	$2,692,250	$—
Common stock issued for purchase of Goldking	—	18,000,000	—
Redeemable convertible preferred stock dividends	98,833,909	13,817,330	—
Asset retirement obligation revision	7,402,701	2,736,914	273,719
Deferred taxes associated with acquisition	—	45,222,070	—
Accretion of discount on preferred stock	1,763,246	1,379,016	—
Purchase price adjustment for asset retirement obligation	—	1,418,557	—
Common stock issued for conversion of preferred stock	16,441,000	—	—
Common stock issued for cashless exercise of options	59	73	—